LETTER OF INTENT

                                                                                                                                                                     May 30, 2001

Kelysoft Ltd.
23 Kanfey Nesharin St.
Jerusalem, Israel

Dear Mr. Lenynie:

        When countersigned by you below, the following will constitute our letter of intent with respect to our purchase of certain of the rights and assets constituting intellectual property and certain of the other assets owned by your company. For purposes of this letter of intent, Cellcom Tech, Inc., a New York corporation, or our designee or assignee, will be referred to as “Cellcom” or “Purchaser” and Kelysoft Ltd., an Israel corporation, will be referred to as “Kelysoft” or “Seller”.

        1.    Purchase of Assets. At the Closing (as hereinafter defined), Purchaser will purchase from Seller, and Seller will convey to Purchaser, all of Seller’s title and interest in and to certain of the assets, tangible and intangible and wherever located, which are owned by Seller. Such rights, titles and interest in these assets (collectively the “Assets”) are represented to be unencumbered and are generally described in Exhibit A hereto. The Assets will not include the following: receivables and certain tangible assets listed on Exhibit B hereto.

                The purchase price will be payable in full in 320,000 shares of immediately issuable common stock of Purchaser, $0.001 par value, at the Closing subject to Seller's post-closing indemnification obligations as to the listed Assets. The Purchaser represents that it will file a registration statement within four weeks of the signing of this Letter of Intent, for the proposed offering of its common stock to the public at an initial offering price of $5.00 per share, subject to review and approval of the U.S. Securities and Exchange Commission.

                Purchaser will not assume any liabilities or contract obligations of the Seller, whether or not associated with the listed Assets at the Closing, and whether or not such liabilities and obligations have been incurred in the ordinary course of business consistent with past practices and are specifically identified in the definitive Asset Purchase Agreement.

        2.    Asset Purchase Agreement. Purchaser will prepare and promptly submit to Seller, and the parties will diligently negotiate thereafter, a definitive Asset Purchase Agreement incorporating the principal terms of the contemplated transaction set forth herein and, in addition, such other terms and provisions of a more detailed nature as to which the parties may agree. Certain of these terms and provisions are also listed on Exhibit C hereto.

               In the definitive Asset Purchase Agreement, Seller will make such representations as are customary in transaction s of this nature, including, without limitation, representations as to Seller's power, authority and standing to engage in the contemplated transaction; Seller's good and marketable title to the Assets, free of all liens and security interests, the absence of material pending or threatened litigation and liabilities (contingent or otherwise) affecting the Seller or the Assets; the accuracy of the financial statements of the Seller; the absence of any material adverse changes in the Assets or the financial condition of the Seller; the absence of any material undisclosed liabilities affecting the Seller or the Assets; the absence of any material violations of law, ordinance or regulation, including applicable environmental laws, by the Seller or the Assets; the absence of any material tax liabilities of Seller which would affect Purchaser's ownership or use of the Assets; the absence of any material default by Seller or the other contracting party(ies) under the contracts included in the Assets; and the accuracy, in all material respects, of the information, contracts and other materials furnished by Seller for review by Purchaser.

                 Purchaser will make such representations as are customary in transactions of this nature. All representations and warranties will survive the Closing. Specific reference herein to the foregoing representations will not preclude Purchaser from requiring such additional representations from Seller as it may deem advisable in the definitive Asset Purchase Agreement.

                 In the definitive Asset Purchase Agreement, Seller will also provide to Purchaser such indemnities as are customary in transactions of this nature. Without limiting the generality of the foregoing, Seller will agree to indemnify and hold Purchaser harmless from all breaches of Seller's representations. warranties and covenants contained in the definitive Asset Purchase Agreement, all environmental cleanup liabilities and other environmental claims arising from circumstances or conditions existing prior to the Closing, all litigation or like proceedings relating to the Seller or the Assets pending against Seller as of the Closing or thereafter, all tax indemnity obligations arising under any equipment lease, and all other liabilities and obligations, whether known or unknown at the Closing, relating to the Seller or the Assets, which arise from acts, omissions or circumstances in any way arising, in whole or in part, out of any occurrence prior to the Closing.

        3.    Due Diligence Period. The definitive Asset Purchase Agreement will provide for a sixty-day due diligence period (the “Due Diligence Period”) commencing upon the date of its execution. During the Due Diligence Period, Purchaser will have the right to conduct such due diligence investigation of the Seller and the Assets as Purchaser, in its sole discretion deems appropriate. If the results of this due diligence investigation are unsatisfactory to Purchaser, in its sole determination, then Purchaser will have the option to terminate the definitive Asset Purchase Agreement, without liability, by 5:00 p.m. on the last day of the Due Diligence period, unless such date and time is mutually extended by the parties in writing.

         4.   Conditions to Closing. Purchaser's obligation to close the contemplated transaction will be subject to specified conditions precedent including, but not limited to, the following:

               a.    All consents, approvals and other authorizations of any governmental agencies and third parties required for the contemplated transaction will have been obtained, without the imposition of conditions unsatisfactory to Purchaser.

               b.     The representations and warranties of Seller in the definitive Asset Purchase Agreement will remain accurate at and as of the Closing, and no materially adverse changes in the Seller or the Assets will have occurred between the date hereof and the Closing.

               c.    Purchaser will have received results which are satisfactory to it, in its sole determination, from all of its other due diligence investigations of the Seller and the Assets.

               d.     Such consulting agreement(s) as Purchaser, in its sole discretion, may negotiate.

        5.    Access to Information. Immediately upon Seller’s execution of this Letter of Intent, Purchaser and its attorneys and other representatives will have full access during normal business hours to all employees, consultants, assets, properties, books, accounts, records, tax returns, contracts and other documents of the Seller or which affect the Assets, provided, however, that such access will not materially interfere with the normal business operations of the Seller.

        6.    Use and Confidentiality. The terms, conditions and existence of this Letter of Intent and all further discussions between the parties will be treated on a confidential basis, subject to appropriate disclosure to regulatory authorities and as otherwise required by law or the rules of any securities exchange which may be applicable. All announcements to third parties pertaining to the contemplated transaction will be subject to review and reasonable approval of both parties before public disclosure.

        7.    Non-Competition Agreement. At the Closing, Seller and each of its shareholders and management employees will enter into a non-competition agreement wherein each agrees that for a period of two years following the Closing such person will not engage in or enter into, directly or indirectly, a business similar to or competitive with the business of the Purchaser, and that Seller and such of its shareholders or management employees as Purchaser in its sole discretion shall determine, will not, at any time during the two-year period immediately subsequent to the Closing, solicit any employees or customers of Seller or of Purchaser for two years after the date of the Closing.

        8.    Taxes, Fees and Costs. Any sales taxes, documentary transfer taxes and recording fees resulting from the contemplated transaction will be paid by Seller. Purchaser will not have any liability for any obligation arising prior to the Closing, except as specifically detailed by Seller and accepted in writing by Purchaser in the definitive Asset Purchase Agreement.

        9.    Closing and Applicable Law. The closing of the contemplated transaction (the “Closing”) will occur as soon as reasonably possible after the satisfaction of all conditions precedent specified in the definitive Asset Purchase Agreement, but in any event on or before June 30, 2001. This letter of intent and the contemplated Asset Purchase Agreement will both be governed by the laws of the State of New York, and any action or dispute pursuant to this letter of intent or pursuant to the contemplated Asset Purchase Agreement shall be brought in the courts of the City, County and State of New York.

        10.    Agreement Not To Sell; Operation of Seller’s Business. Commencing immediately, Seller and its agents will withdraw the Seller and the Assets from the market and will not, nor will Seller permit any of its officers, employees or agents (including and without limitation, investment bankers, attorneys and accountants) directly or indirectly to, solicit, discuss, encourage or accept any offers for the purchase of the Seller and/or the Assets, whether as a primary or back-up offer, or take any other action with the intention or reasonably foreseeable effect of leading to any commitment or agreement to sell a material interest in the Seller and/or any interest in the Assets. In addition, Seller will conduct its operations according to its ordinary and usual course of business consistent with past practices and will not enter into any material transactions or incur any material liabilities without first obtaining the consent of Purchaser, which consent will not be unreasonably withheld or delayed. The obligations set forth in this Section 10 will terminate on June 30, 2001, if by such date a definitive Asset Purchase Agreement has not been executed and delivered by the parties.

        11.    Costs and Expenses. Except as otherwise specifically set forth herein, each party will bear its own expenses in connection with the contemplated transaction, including, without limitation, the costs and expenses of all attorneys, engineers, brokers, investment bankers, agents and finders employed by such party. The parties each represent that there is no “finder” or broker entitled to any fee or commission related to the contemplated transaction. The parties will indemnify each other against any claims, costs, losses, expenses or liabilities arising from any claim for commissions, finder’s fees or other compensation in connection with the contemplated transaction which may be asserted by any person based on any agreement or arrangement for payment by the other party.

        12.     Attorneys' Fees. In the event of any litigation between the parties with respect to the enforceable provisions hereof, the non-prevailing party will pay the expenses, including reasonable attorneys' fees and court costs, of the prevailing party in connection therewith.

         13.     Supplemental Agreements. Each of the shareholders of Seller shall enter into a consulting agreement or employment agreement with Purchaser for which the shareholder is to receive the consideration stated therein, as agreed by the parties, and work for hire agreement with Purchaser.

        14.    Letter of Intent. Subject to the provisions of Sections 5, 6, 9, 10, 11 and 12 above, which are to be deemed binding upon the parties, this letter is intended to be merely a non-binding Letter of Intent regarding the contemplated transaction. The parties will attempt to negotiate a definitive Asset Purchase Agreement generally consistent with the terms of this Letter of Intent, but intend that no legal rights or obligations between them (other than those arising under Sections 5, 6, 9, 10, 11 and 12) will come into existence until the definitive Asset Purchase Agreement is signed and delivered by both of them and that, in such event. their respective legal rights and obligations will then be only those set forth in the definitive Asset Purchase Agreement. Subject to the continuing binding effect of Sections 5, 6, 9, 10, 11 and 12 above, no party will have any liability or obligation to the other, nor any rights against the other, in the event a definitive Asset Purchase Agreement is not executed and delivered for any reason whatsoever, and either party may terminate all discussions and/or negotiations concerning the contemplated transaction at any time and for any reason. The rights and obligations of the parties under Sections 5, 6, 9, 11 and 12 above will survive the termination of discussions and/or negotiations for any reason other than the consummation of the contemplated transaction pursuant to a definitive agreement, and the obligations of Seller under Section 10 will terminate as set forth therein.

        If the foregoing accurately sets forth your understanding. please date, sign and return the enclosed copy of this Letter of Intent to the undersigned. In the event this letter is not accepted by you on or before 5:00 p.m. New York time, on June 1, 2001, the provisions of this letter will be null and void.

                                                                                                                               Very Truly yours,

                                                                                                                               Cellcom Tech, Inc.

                                                                                                                               By: /s/ Hay Abeckaser
                                                                                                                                     Hay Abeckaser, President

ACCEPTED this 04 day of JUNE, 2001

Kelysoft Ltd.

By:    /s/

Name:

Title: PRESIDENT C.E.O.

EXHIBIT A
Assets Purchased

Leasehold (copy annexed)
Certain funiture and fixtures (Schedule A annexed)
Computers and software (Schedule B annexed)
Intellectual Property, including patents, copyrights, trademarks, know-how, and all formulations, methods and processes related thereto:

all property rights, however denominated whether tangible or intangible, that relate to technology and material that enable certain capabilities in connection with the use of a cellular phone, including the activation of the cellular phone, tracking of time of calls made on a cellular phone, calculation of a pre-set time limit on the cellular phone, phone calls, and addition of pre-paid time onto a cellular phone account, including, but not limited to, a computer software program that, when used in connection with certain computer chips that can be installed in certain cellular phones, can perform the capabilities described above.

EXHIBIT B
Assets Excluded from Purchase

EXHIBIT C
Certain Additional Terms of Asset Purchase Agreement

Once Cellcom is a publicly-held company, the shares of Cellcom acquired by the shareholders of Kelysoft may be resold subject to the rules of the U.S. securities laws and any customary underwriter’s restrictions. Cellcom will not be requiring any additional restrictions on the resale of the shares, except that if a marquee investor or investment banker raising funds for Cellcom requires Mr. Abeckaser and others to agree to a reasonable and standard further restriction, Kelysoft shareholders must also agree now to accept such mutual restrictions.

A time of nine months from the date of the signing of the letter of intent to commence the IPO is possible. If the IPO does not commence within that time, Kelysoft would have an option to provide 30 days notice to Cellcom, and, if the IPO is not commenced within that time, the intellectual property would be returned to Kelysoft. However, a closing within for to five months is anticipated. The transfer of all rights to Cellcom will be subject only to the “condition subsequent” of a closing of the IPO. If there were to be no such closing, and the company went bankrupt, the rights would not have been effectively transferred and a trustee in bankruptcy would only accede to such rights as Cellcom had.

The intellectual property must be assigned and transferred at the time of the closing of the acquisition. However, until the shares acquired by the Kelysoft shareholders are eligible for resale, only selected employees or consultants of Cellcom would have access to the intellectual property, and such Cellcom employees will sign appropriate nondisclosure and noncompete documents to that effect, and will be required to sign similar documents in the event that there is a need to return the intellectual property to Kelysoft.

Mr. Abeckaser is the initial person who will have access to the intellectual property. There will, in the future, be others who would be subject to the reasonable requirement that they not be in a conflict of interest position, that they sign a strong confidentiality agreement, and/or that they be an employee or consultant of Cellcom who has signed appropriate documentation as to confidentiality, non-use and non-disclosure.

Cellcom has no present intention to assign any intellectual property rights to a third party.

The anticipated offering price per share in the IPO is $5.

Additional shares will be issued to the Kelysoft shareholders if the per share sale price of Cellcom’s common stock in the public market does not equal or exceed $5.00 at any time on five business days during a period of two years following the public offering when the shares owned by Kelysoft shareholders were eligible for sale. The number of additional shares shall be computed as follows: the Kelysoft shareholders shall acquire such number of additional shares, not to exceed 320,000 additional shares, so that the aggregate number of shares have an aggregate market value of $1.6m. For example, if the relevant market value per share is $4.00, the Kelysoft shareholder’s 320,000 shares would be calculated as valued at $1.28m for these purposes, and they shall be entitled to receive an additional 80,000 shares, so that they would own an aggregate of 400,000 shares and the calculated value would aggregate $1.6m, based on a $4 per share price.

The three Kelysoft shareholders will be entering into consulting agreements providing compensation in shares at 1,000 shares per person per month instead of cash. The plan is to file subsequent quarterly registration for those shares on Form S-8 (that can not be done for a corporate entity) after the IPO, for the purpose of permitting prompt sale by them, if they so desired, in the public market.

Cellcom is presently unaware of any litigation, existing or threatened.